Exhibit 99.1

Guerrilla RF, Inc. pro forma condensed consolidated balance sheets as of September 30, 2026

TABLE OF CONTENTS

Pro forma Condensed Consolidated Balance Sheets	2
A. Conversion of Preferred Stock to Common Stock	3
B. Reclassification of Warrants from Debt to Equity	3

Pro Forma Preliminary Condensed Consolidated Balance Sheets

	Actual	Pro Forma Adjustments		Pro Forma as Adjusted
	September 30, 2026 (unaudited)	Conversion of Preferred Stock to Common Stock (A)	Reclassification of Warrants from Debt to Equity (B)	Pro Forma Following Recapitalization
Assets
Cash	$6,321,292	$-	$-	$6,321,292
Accounts receivable	3,660,965	-	-	3,660,965
Inventories	2,689,784	-	-	2,689,784
Prepaid expenses and other assets, current	504,082	-	-	504,082
Total Current Assets	13,176,123	-	-	13,176,123

Prepaid expenses and other assets, noncurrent	78,426	-	-	78,426
Intangible assets, net	281,569	-	-	281,569
Operating lease right-of-use assets	7,601,770	-	-	7,601,770
Property and equipment, net	2,189,830	-	-	2,189,830
Total Assets	$23,327,718	$-	$-	$23,327,718

Liabilities, Convertible Preferred Stock and Stockholders' (Deficit) Equity
Accounts payable and accrued expenses	$3,662,171	$-	$-	$3,662,171
Short-term debt	819,088	-	-	819,088
Deferred revenue	11,000	-	-	11,000
Warrant liabilities	11,064,862	-	(11,064,862)	-
Operating lease liability, current portion	531,670	-	-	531,670
Finance lease liability, current portion	294,047	-	-	294,047
Notes payable - related party, current portion	200,000	-	-	200,000
Total Current Liabilities	16,582,838	-	(11,064,862)	5,517,976

Long-term debt	79,126	-	-	79,126
Operating lease liability, noncurrent	4,694,510	-	-	4,694,510
Finance lease liability, noncurrent	77,194	-	-	77,194
Notes payable - related party, noncurrent	4,309,055	-	-	4,309,055
Total Liabilities	25,742,723	-	(11,064,862)	14,677,861

Commitments and Contingencies

Series A convertible preferred stock, $0.0001 par value, 22,000 shares authorized, issued and outstanding, actual; no shares issued or outstanding, pro forma and pro forma as adjusted	20,033,555	(20,033,555)	-	-

Stockholders' (Deficit) Equity
Undesignated preferred stock, $0.0001 par value, 9,978,000 shares authorized, no shares issued and outstanding, actual; no shares issued or outstanding, pro forma and pro forma as adjusted	-	-	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,812,841 shares issued and outstanding, actual; 7,213,115 shares issued and outstanding, pro forma; 18,025,956 shares issued and outstanding, pro forma as adjusted	1,081	721	-	1,802
Additional paid-in capital	43,171,580	20,032,834	11,064,862	74,269,276
Accumulated deficit	(65,621,221)	-	-	(65,621,221)
Total Stockholders' (Deficit) Equity	(22,448,560)	20,033,555	11,064,862	8,649,857
Total Liabilities, Convertible Preferred Stock and Stockholders' (Deficit) Equity	$23,327,718	$-	$-	$23,327,718

A. Conversion of Preferred Stock to Common Stock

On August 2, 2024, the Company entered into a Securities Purchase Agreement (the “North Run Purchase Agreement”)  with NR-PRL Partners, LP, a Delaware limited partnership and an affiliate of North Run Capital, LP (the “Buyer”) pursuant to which the Company issued 22,000 shares of Series A convertible preferred stock (the “Preferred Shares”) to the Buyer. Under the terms of the North Run Purchase Agreement, the Preferred Shares are convertible into 7,213,115 shares of the Company’s common stock (the “Common Stock”) immediately prior to the initial listing of the Common Stock on a national securities exchange. Also pursuant to the North Run Purchase Agreement, the Company issued warrants to purchase an aggregate of 2,885,246 shares of Common Stock to the Buyer (the “North Run Warrants”)

B. Reclassification of Warrants from Debt to Equity

In connection with the North Run Purchase Agreement, the Company determined it should classify previously issued warrants to purchase an aggregate of 2,895,709 shares of Common Stock (the “Historical Warrants”) as Level 3 warrant liabilities and carry such Historical Warrants at fair value using a Black-Scholes call option model pursuant to the analysis of a certain tender offer provision (the “Tender Offer Provision”) within the Historical Warrants wherein, in the event of a cash tender or exchange offer made to and accepted by holders of more than 50% of the outstanding Common Stock, all holders of the Historical Warrants would be entitled to receive cash for their Historical Warrants. In the event the Preferred Shares are converted to Common Stock, including in connection with the initial listing of the Common Stock on a national securities exchange as described above, the Company will cease to have two classes of voting stock and accordingly, the Company has determined that in such event the Historical Warrants should be classified as equity. Immediately prior to such reclassification, the Historical Warrants will be remeasured to fair value as of the date of the conversion of the Preferred Shares to Common Stock, with any resulting change in fair value recognized in earnings.

Additionally, also in connection with the North Run Purchase Agreement, after analyzing the cashless exercise provision within the North Run Warrants, specifically the holder's option to select a price from alternatives for purposes of determining the cashless exercise calculation, the Company determined that the North Run Warrants should be classified as liabilities carried at fair value. In its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 filed with the Securities and Exchange Commission on November 2, 2026, the Company disclosed that on October 30, 2026, the holder of the North Run Warrants agreed to amend and restate the North Run Warrants to remove the holder's right to select a price from alternatives for purposes of determining the cashless exercise calculation. Accordingly, the Company has determined that on October 30, 2026, the North Run Warrants should be classified as equity. The North Run Warrants will be remeasured to fair value as of October 30, 2026, the date of the amendment, with any resulting change in fair value recognized in earnings. Following such remeasurement, the Company has determined that the North Run Warrants should be classified as equity as of October 30, 2026.

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